As filed with the Securities and Exchange Commission on March 24, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

TEJON RANCH CO.

(Exact name of issuer as specified in its charter)

Delaware	77-0196136
(State of Incorporation)	(I.R.S. Employer Identification No.)

Post Office Box 1000

4436 Lebec Road

Lebec, California 93243

(Address of principal executive offices, including zip code)

TEJON RANCH NONQUALIFIED DEFERRED COMPENSATION PLAN

(Full title of the Plan)

DENNIS MULLINS

TEJON RANCH CO.

P.O. Box 1000

Lebec, California 93243

(661) 248-3000

(Name, address and telephone number of agent for service)

With a copy to:

Peter F. Ziegler

Gibson, Dunn and Crutcher, LLP

333 South Grand Avenue

Los Angeles, California 90071

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Tejon Ranch Nonqualified Deferred Compensation Plan Obligations	3,000,000	100%	3,000,000	380.10

(1)	The Tejon Ranch Nonqualified Deferred Compensation Plan Obligations are unsecured obligations of the Registrant to pay deferred compensation in the future in accordance with the terms of the Tejon Ranch Nonqualified Deferred Compensation Plan.
(2)	Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(o).

INTRODUCTION

This Registration Statement on Form S-8 is filed by Tejon Ranch Co., a Delaware corporation (the “Registrant”), relating to $3,000,000 of unsecured obligations of the Registrant to pay deferred compensation in the future (the “Obligations”) in accordance with the terms of the Tejon Ranch Nonqualified Deferred Compensation Plan (the “Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required in Part I of this Registration Statement is included in the prospectus for the Plan, which the Registrant has excluded from this Registration Statement in accordance with the instructions to Form S-8.

PART II

Information Required in the Registration Statement

Item 3.    Incorporation of Documents by Reference

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 and filed with the Commission on March 15, 2004; and

(b)	The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement filed under Section 12 of the Securities Exchange Act of 1934 (the “1934 Act”), including any amendment or report filed for the purpose of updating such description.

All documents filed pursuant to Sections 13(a), 13(c), 14, and 15(d) of the 1934 Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any document and any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document that also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such document or statement. Any such document or statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Subject to the foregoing, all information appearing in this Registration Statement is qualified in its entirety by the information appearing in the documents incorporated by reference.

Item 4.    Description of Securities

Under the Plan, the Registrant will provide eligible managerial employees and members of its Board of Directors (“Participants”) the opportunity to enter into agreements for the deferral of a specified dollar amount or percentage of their base salary, director retainer and/or bonus payments.

In addition, select Participants who hold certain equity interests in the Registrant’s common stock (“Common Stock”) are given the opportunity to defer under the Plan the gain inherent in such equity interests.

That is, Participants who are selected by the Registrant and who hold exercisable options to purchase Common Stock and/or unvested restricted Common Stock, all as awarded under the Registrant’s 1998 Stock Incentive Plan, are given the opportunity to enter into agreements to forego their right to receive certain Common Stock that otherwise would be freely available to them upon exercise of such options or upon vesting of such restricted Common Stock, in return for credits to their Plan account which have the equivalent value of the foregone Common Stock. The Participants are also given the opportunity to enter into “Stock Unit Agreements” with the Registrant to elect to have units of the Registrant’s Common Stock credited to their Plan accounts in lieu of receiving certain restricted stock awards under the Registrant’s 1998 Stock Incentive Plan.

Finally, if and when the Registrant activates the employer contribution provisions of the Plan, the Registrant may, at its discretion, credit a Participant with an additional amount representing an employer discretionary contribution.

The above-described Obligations of the Registrant will be unsecured general obligations of the Registrant to pay the deferred compensation in the future in accordance with the terms of the Plan, and will rank pari passu with other unsecured and unsubordinated indebtedness of the Registrant, from time to time outstanding. The amount of compensation, bonus award, option Common Stock, restricted Common Stock, Common Stock units and/or additional amounts to be deferred by each Participant or to be awarded by the Registrant, as the case may be, will be determined in accordance with the Plan based on elections by each Participant or, in the case of such additional amounts, by the Registrant.

To the extent permitted by the Registrant, participants may choose to have deferred or awarded amounts credited with earnings or losses based on the performance of certain specified securities or mutual funds made available for earnings or loss measurement (the “Diversified Fund”) or based upon the performance of Common Stock (individually, the “Common Stock Fund” and together with the Diversified Fund, the “Funds”). The Registrant may limit which types of deferrals or awards may be deemed as invested in the Diversified Fund and/or the Common Stock Fund and may limit allocation switching between the Funds. Participant accounts will be credited with earnings, gains and losses as if the deferred amounts were actually invested in accordance with the Participant’s investment elections, although the actual assets held under the Plan for the purposes of eventually paying Plan benefits are not required to be so invested. Participants’ deemed investment in the Common Stock Fund will not result in the Participants having any rights or obligation of a holder of Common Stock of the Registrant, including, without limitation, any voting rights.

A Participant’s vested account will be payable upon the date on which the Participant’s employment (or Board of Directors membership, if he or she participates as an outside director) is terminated for any reason. Alternatively, vested accounts will be payable in accordance with the Participant’s election on in-service fixed dates no earlier than January 1 of the third calendar year after the amounts are deferred. If the Participant’s employment is terminated prior to the date on which an in-service distribution would otherwise be made or commence, the election will be null and void and the distribution will be made or commence at termination of employment. A Participant may generally elect to receive distributions under the Plan on account of employment/Board membership termination in the form of a single lump sum or in five (5), ten (10) or fifteen (15) substantially equal annual installments. Distributions made prior to termination of employment/Board membership may be made only in the form of a lump sum. Vested amounts deemed invested in the Common Stock Fund will be distributed in Common Stock. Vested amounts deemed invested in the Diversified Fund will be distributed in cash or in kind, as permitted by the Registrant. If a Participant dies before the termination of his or her employment or membership on the Board of Directors, the Participant’s distribution shall be paid to his or her designated beneficiary (the manner of payments depending on whether the deceased Participant had yet been paid any of his or her Plan benefits).

A Participant who suffers a severe financial hardship may also request that the Registrant’s Board of Directors (or duly designated committee responsible for administering the Plan) grant a hardship withdrawal. A Participant may request an in-service distribution for any reason, provided that a ten percent (10%) penalty is subtracted from the vested benefit and future Plan participation penalties will be imposed on such a distribution.

Any compensation deferrals (whether of salary, retainer or bonus) made to the Plan will be 100% vested at all times. Any equity conversion contributions credited to the Plan with respect to options will be 100% vested at all times, while any equity conversion contributions credited to the Plan with respect to restricted stock will be vested on the date that the restricted stock otherwise would have been vested pursuant to the applicable Stock Unit Agreement. Finally, any employer contributions made to the Plan will vest at the discretion of the Registrant’s Board of Directors.

Within 30 days after a Change of Control (as defined in the Plan), a Participant shall, unless such Participant affirmatively elects otherwise, receive a lump sum distribution of the entire balance of such Participant’s account, except, with respect to any Common Stock unit deferrals, and any deemed earnings and losses thereon, as otherwise provided in any applicable Stock Unit Agreement.

There is no trading market for the Obligations. The Obligations are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Any attempt by any person to transfer or assign benefits under the Plan, other than a claim for benefits by a Participant or his or her beneficiary(ies), will be null and void. Except for distributions from the Plan in the form of Common Stock, the Obligations are not convertible into any other security of the Registrant. No trustee has been appointed to take action with respect to the Obligations and each Participant in the Plan will be responsible for enforcing his or her own rights with respect to the Obligations. The Registrant has established a grantor, or “rabbi”, trust to serve as a source of funds from which it can satisfy the Obligations. Participants in the Plan will have no rights to any assets held by a rabbi trust, except as general creditors of the Registrant. Assets of any rabbi trust will upon a bankruptcy or insolvency of the Participants’ respective participating employers be subject to the claims of the employer’s general creditors.

Registrant may amend the Plan at any time, although no such amendment may deprive a Participant of a right accrued under the Plan before the date of the amendment. Further, Registrant may suspend or terminate the Plan at any time. If Registrant suspends the Plan, all aspects of the Plan (including payments under the Plan) will continue during the period of suspension, other than deferrals and contributions to the Plan. If Registrant terminates the Plan, the value of the Participants’ interests in the Plan (after deduction of estimated expenses of liquidation) will be paid as soon as practicable after such termination. The Plan will terminate automatically upon the dissolution of Registrant or upon the merger into or consolidation of Registrant with another business, unless the corporation surviving such merger or consolidation specifically adopts and agrees to continue the Plan.

Item 5.    Interests of Named Experts and Counsel

Not Applicable.

Item 6.    Indemnification of Directors and Officers

Section 145 of the General Corporation Law of Delaware empowers a corporation to indemnify any person who was or is a part or is threatened to be made a part to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as director, officer, employee or agent of another corporation or enterprise. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person identified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the corporation unless and only to the extent that a Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 further provides that to the extent that a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter herein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith. Section 145 also allows a corporation to pay the director’s or officer’s expenses (including attorneys’ fees) in defending any action, suit or proceeding referred to above in advance of the final disposition of such action, suit or proceeding so long as it is agreed that the director or officer shall repay the amount so advanced if it is determined that he or she is not entitled to be indemnified by the corporation.

Article XII of the Certificate of Incorporation of the Registrant provides, in effect, that, to the fullest extent permitted by Delaware General Corporation Law, the Registrant shall indemnify any person who was or is a party or is threatened to be made a party to any action, suit or proceeding of the type described above by reason of the fact that he or she is a director, officer, employee or agent of the Registrant.

The Registrant’s Certificate of Incorporation relieves its directors from monetary damages to the Registrant or its stockholders for breach of such director’s fiduciary duty as a director to the full extent permitted by the Delaware General Corporation Law. Under Section 102(7) of the Delaware General Corporation Law, a corporation may relieve its directors from personal liability to such corporation or its stockholders for monetary damages for any breach of their fiduciary duty as directors except (i) for a breach of the duty of loyalty, (ii) for failure to act in good faith, (iii) for intentional misconduct or knowing violation of law, (iv) for willful or negligent violations of certain provisions in the Delaware General Corporation Law imposing certain requirements with respect to stock purchases, redemptions and dividends or (v) for any transaction from which the director derived an improper personal benefit.

The Registrant has entered into indemnification agreements (the “Indemnification Agreements”) with its directors and executive officers, for which the Registrant is seeking stockholder ratification at the upcoming 2004 Annual Meeting of Stockholders. The Indemnification Agreements provide indemnification to complement that provided by Delaware General Corporation Law and the Registrant’s Certificate of Incorporation. Among other things, the Indemnification Agreements (i) require the Registrant to advance all expenses, judgments, fines, penalties and amounts paid in settlement incurred by an indemnitee in connection the investigation, preparation for, defense, settlement or appeal of any action, suit or proceeding; (ii) explicitly provide for partial indemnification; (iii) permit the Registrant to assume the defense of an indemnitee (with counsel to be approved by the indemnitee, which approval shall not be unreaonably withheld); and (iv) cover any action taken or not taken while serving in an indemnified capacity, even though the indemnitee may have ceased to serve in such capacity at the time of the action, suit or proceeding and inure to the benefit of the executors, administrators, heirs and other successor by death of the indemnitee. If the stockholders do not ratify the Indemnification Agreements, such agreements shall not be effective.

The Registrant also maintains directors’ and officers’ liability insurance, as permitted by Article XII of its Certificate of Incorporation.

Item 7.    Exemption from Registration Claimed

Not Applicable.

Item 8.    Exhibits

Exhibit Number	Exhibit

4.1	Tejon Ranch Nonqualified Deferred Compensation Plan.

5.1	Opinion of Gibson, Dunn & Crutcher LLP.

5.2	Opinion of Smith & Downey.

23.1	Consent of Ernst & Young LLP, Independent Auditors

23.2	Consent of Gibson, Dunn & Crutcher LLP (contained in Exhibit 5.1).

23.3	Consent of Smith & Downey (contained in Exhibit 5.2).

24.1	Power of Attorney (included on the signature pages to this Registration Statement on Form S-8).

Item 9.    Undertakings

A.  The undersigned Registrant hereby undertakes:

(1)  to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)  to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “1933 Act”);

(ii)  to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which as registered) and any deviation from the low and high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)  to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference into this Registration Statement;

(2)  that for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)  to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold upon the termination of the offering.

B.  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the

1934 Act) that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.  Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lebec, State of California, on this 23rd day of March, 2004.

TEJON RANCH CO.

By:	/s/ ROBERT A. STINE

Robert A. Stine, President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert A. Stine, Allen E. Lyda and Dennis Mullins and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ ROBERT A. STINE Robert A. Stine	President and Chief Executive Officer and Director (Principal Executive Officer)	March 23, 2004

/s/ ALLEN E. LYDA Allen E. Lyda	Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	March 23, 2004

/s/ DAN T. DANIELS Dan T. Daniels	Chairman of the Board	March 22, 2004

Craig Cadwalader	Director	March , 2004

/s/ JOHN L. GOOLSBY John L. Goolsby	Director	March 22, 2004

Norman Metcalfe	Director	March , 2004

Signature	Title	Date

/s/ GEORGE G.C. PARKER George G.C. Parker	Director	March 23, 2004

Robert C. Ruocco	Director	March , 2004

/s/ KENT G. SNYDER Kent G. Snyder	Director	March 22, 2004

Geoffrey L. Stack	Director	March , 2004

/s/ MICHAEL H. WINER Michael H. Winer	Director	March 23, 2004

EXHIBIT INDEX

Exhibit Number	Exhibit

4.1	Tejon Ranch Nonqualified Deferred Compensation Plan.

5.1	Opinion of Gibson, Dunn & Crutcher LLP.

5.2	Opinion of Smith & Downey.

23.1	Consent of Ernst & Young LLP, Independent Auditors

23.2	Consent of Gibson, Dunn & Crutcher LLP (contained in Exhibit 5.1).

23.3	Consent of Smith & Downey (contained in Exhibit 5.2).

24.1	Power of Attorney (included on the signature pages to this Registration Statement on Form S-8).